EXHIBIT 10.3

EMPLOYMENT AGREEMENT

(ONAR, LLC. with Patricia Kaelin)

THIS EMPLOYMENT AGREEMENT (this "Agreement"), effective as of December 1, 2024 (the "Effective Date"), is made and entered by and between ONAR, LLC., a Delaware Limited Liability Company (the "Company"), and Patricia Kaelin (the "Executive").

WITNESSETH:

WHEREAS, the Executive is expected to make major contributions to the short- and long-term financial management, profitability, growth, and strategic strength of the Company;

WHEREAS, the Company has determined that appropriate arrangements should be taken to encourage the attention and dedication of the Executive to her assigned duties without distraction; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the Company and the Executive agree as follows:

SECTION 1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

“Affiliated Entity or Entities” means Parent Company and any company or business entity owned by Parent Company, directly or indirectly, in whole or in part, as of the date of this Agreement or in the future.

“Annual Base Salary” means the Executive’s annual base salary rate, exclusive of bonuses, commissions, and other incentive pay. As of the Effective Date, the Executive’s annual base salary is

$250,000.

“Board of Directors” means the group of individuals elected by the shareholders of the Parent Company to oversee the management of the Parent Company, including setting overall policies, providing strategic guidance, and making key decisions in the best interest of the Company. The Board of Directors is responsible for appointing executive officers and ensuring compliance with regulatory requirements, corporate governance standards, and fiduciary duties. The Board of Directors may delegate certain responsibilities to committees but retains ultimate authority for corporate oversight.

“Budgeted EBITDA” means the forecasted and budgeted net income for all Affiliated Entities in each given year, but adding back interest, taxes, depreciation, and amortization, as determined in the sole and reasonable discretion of the CEO and CFO of the Parent Company and approved by the Board of Directors.

“CEO” means the Chief Executive Officer of the Company.

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“Cause” means: (i) an assault and battery (excluding any unintentional tort relating to a motor vehicle) which causes substantial loss, damage or injury to the property or reputation of the Company or its subsidiaries; (ii) any act of fraud or dishonesty against the Company; (iii) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony; (iv) willful neglect of Executive’s reasonable duties (for a reason other than illness, incapacity or Disability); (v) the willful disregard of written, material policies of the Company or the Parent Company which causes material loss, damage or injury to the property or reputation of any Affiliated Entity; (vi) any material breach of the Executive’s ongoing obligation not to disclose confidential information and not to assign corporate property developed during employment; provided that in the case of (iv), (v), and (vi), in order for Cause to exist, (a) the Company must provide Executive with written notice of the material basis giving rise to Cause, (b) Executive must have at least thirty (30) days to cure such event/circumstance (but only to the extent such failure is curable); and (c) Executive must have failed substantially to cure such event/circumstance within such cure period; and (vii) except (a) as consented to by the Company or (b) for illness prohibiting the Executive from performing his duties, (c) for incapacity, or (d) for Disability, a breach of duty of loyalty or exclusivity to the Company, including, but not limited to, a material and repeated failure, which is not resolved after the Executive has been notified in writing and has been given the opportunity to resolve during a 30-day performance improvement plan, to devote her full time commercial activities to the Company; provided that Executive may participate in association, charitable, civic and other activities that do not interfere with her duties as Chief Financial Officer.

“Disability” means (i) the Executive is prevented from engaging in the performance of the Executive’s material duties due to physical, medical, psychologic or other injury, illness or disease, with or without reasonable accommodation (provided, however, that the Company acknowledges its obligations to provide reasonable accommodation to the extent required by applicable law); (ii) such total incapacity shall have continued for a period of six (6) consecutive months; and (iii) such incapacity will, in the opinion of a Board Certified physician acceptable to Executive, be permanent and continuous during the remainder of the Executive’s life.

“Direct Expenses” means either (i) direct payments to third-party supporting service contractors and influencers or (ii) other direct third-party costs of providing a service as such expenses pertain to the execution and production of a specific project in accordance with the Company’s past practices; and in each case as determined by the Company, upon consultation with Executive, for each Project.

“Good Reason” means: (i) a material diminution in the Executive’s Annual Base Salary below the amount as of the date of this Agreement, unless pursuant to a reduction affecting all senior management of Affiliated Entities on a comparable basis (“a Company-wide Reduction”); (ii) unless mutually agreed, a material diminution in the Executive’s title, authority, duties or responsibilities; (iii) any other action or inaction that constitutes a material breach by the Company of this Agreement; and (iv) the Company’s failure to pay Executive any amounts due and payable under this Agreement when due or under any other agreement between the Company and Executive except pursuant to a Company-wide Reduction.

“Net Income” shall be determined by calculating the net income of the Parent Company before non-cash equity compensation expense, as finally determined in accordance therewith by the CEO in accordance with GAAP.

“Parent Company” means Reliant Holdings, Inc. a Nevada C Corporation, which is the sole membership interest holder of the Company.

“Project Revenue” means the total revenue to the Company, the Parent Company or any Affiliate from any Sale.

“Termination Date” means the last day of Executive’s employment with the Company.

“Works” means works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials).

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SECTION 2. Employment and Compensation.

(a) Employment. The Company hereby offers to employ Executive and Executive accepts the Company’s offer of employment to serve in the position of Chief Financial Officer of the Company, and reporting to the CEO. The scope of Executive’s job duties and responsibilities shall include the duties commensurate with the position of the Chief Financial Officer of the Company, to which Executive will devote substantially full time commercial efforts, to include (i) overseeing, on behalf of the Parent Company, the preparation, accuracy, and timely submission of all financial statements, reports, and disclosures required by federal, state, and local regulations, including filings with the Securities and Exchange Commission (SEC) and other regulatory bodies, (ii) developing and implementing financial strategies that align with the Company’s goals, including capital structure management, budgeting, forecasting, financial planning, and risk management, (iii) working with the Parent Company to design and implement new Company financial solutions, (iv) setting and monitoring comprehensive goals for the Company’s internal financial team, (v) overseeing daily financial work of the Company across teams, (vi) working in conjunction with the Company’s executive team members to develop a strategy to meet or exceed revenue targets for the sales team, (vii) being the functional direct report for all internal finance employees of the Company, (viii) leading the overall financial vision and discipline in regards to how the Company delivers profitable work, (ix) ensuring the Parent Company’s compliance with all financial, legal, and regulatory obligations, including Sarbanes-Oxley Act compliance, internal audits, and corporate governance policies, (x) maintaining and sustaining the internal Company team and culture, (xi) providing strategic financial input to the CEO, Board of Directors, and senior leadership team on company direction, mergers, acquisitions, and other key business decisions, (xii) supporting the management of the Parent Company’s capital structure, liquidity, and financial relationships with banks, investors, and other key stakeholders, (xiii) serving as the primary point of contact for investors, analysts, and stakeholders regarding financial performance, forecasts, and strategic direction of the Parent Company, and (xiv) recruiting, developing, and leading a high-performing finance team, ensuring proper succession planning and talent management within the finance department. Executive will also be required to be dedicated to the overall support of the Parent Company initiatives and its growth, as reasonably requested of Executive by the Board of Directors on an ongoing basis. Executive shall report to and take direction from the CEO.

(b) Salary. The Executive will be paid her Annual Base Salary plus the additional bonuses and incentives below. The Executive’s Annual Base Salary will be paid in twenty-four (24) installments, on the 15th and last day of each month, or as otherwise in line with Company policy for all full-time employees.

(c) Bonus. In addition to the Annual Base Salary and Earned Commission compensation set forth in this Section, the Executive will be eligible to receive a bonus in the amount of 100% of Executive’s Annual Base Salary for achieving Budgeted EBITDA in any fiscal year plus an additional 1% for every 1% over Budgeted EBITDA up to a total of 200% of the Executive’s Annual Base Salary, as calculated by the Company in good faith. To be eligible for the bonus, the Executive must be employed at the time the performance period ends for the applicable EBITDA measuring period.

(f) Stock Grant. Executive shall be entitled to receive shares of the common stock (“Stock”) of the Parent Company in the amount of $400,000, with the price per share of common stock of the Parent Company as of the date of this Agreement. This Stock will vest (a) 25% after 90 days, (b) 25% after 1 Year, (c) 25% after 2 Years, and (d) 25% after 3 years following the commencement of Executive’s employment. Any additional Stock grants to Executive shall be at the option of the Company. The Stock will have a price equal to the fair market value of the common stock, as determined by the trailing ten-day volume weighted average price on the date of the entry into this Agreement.

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(g) Business Expenses. The Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive during the Employment Period in the performance of Executive’s duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Parent Company; provided, however, any expenditure or series of related expenditures in excess of $1500, or any expenditures in a single month in excess of $3000 shall require the prior written approval of the CEO.

(i) Employee Benefits. The Executive shall be entitled to participate in all employee benefit plans, practices, programs, policies, and arrangements, applicable to other executive officers of the Company, and maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), including 401(k)/profit sharing plans, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time and in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

(j) Vacation. The Executive will be entitled to reasonable paid vacation of not less than four (4) weeks per year, which does not materially interfere with her duties hereunder in accordance with Company’s policies for its executive officers as such policies may exist from time to time.

SECTION 3. Termination Without Cause, Termination for Good Reason, Cessation of Employment on Expiration of Term, and Termination Resulting from Change in Control.

(a) Involuntary Termination without Cause, Voluntary Termination for Good Reason or Cessation of Employment on Expiration of Term. In the event Executive’s employment is terminated during the Term (as defined in Section 7) on account of (i) an involuntary termination by the Company for any reason other than Cause, Death or Disability, or (ii) the Executive voluntarily terminates employment with the Company on account of a resignation for Good Reason or Executive’s employment ceases as a result of the Company’s decision not to renew the Term of this Agreement at the expiration of the Initial Term or any Renewal Term, then Executive shall be entitled to his Annual Base Salary through the date of termination plus the benefits provided in subsection (b) of this Section 3. For the Executive to be able to terminate his employment with the Company on account of Good Reason he must provide notice of the occurrence of the event constituting Good Reason and his desire to terminate his employment with the Company on account of such within ninety (90) days following the initial existence of the condition constituting Good Reason, and the Company will have a period of thirty (30) days following receipt of such notice to cure the condition. If the Company does not cure the event constituting Good Reason within such thirty (30) day period, the Executive’s Termination Date shall be the day immediately following the end of such thirty (30) day period, unless the Company provides for an earlier Termination Date.

(b) Compensation Upon Involuntary Termination Without Cause or Voluntary Termination for Good Reason or Cessation of Employment on Expiration of Term and Not Due to a Change in Control that Results in Termination. In the event a termination or cessation described in subsection (a) of this Section 3 occurs and the Company elects not to enforce the non-competition and non- solicitation provisions of Section 13.2, the Company shall provide that the following be paid to the Executive after his Termination Date:

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(i) Severance Payment. If during the first twelve months of employment, 10% of the Executive’s Annual Base Salary as in effect immediately preceding Executive’s Termination Date, paid in in three (3) equal monthly installments for a period of three (3) months following Executive’s Termination Date, with the first such installment due on the first of the month following such Termination Date. If between twelve and eighteen months after the commencement of employment, 20% of the Executive’s Annual Base Salary as in effect immediately preceding Executive’s Termination Date, paid in in nine (9) equal monthly installments for a period of nine (9) months following Executive’s Termination Date, with the first such installment due on the first of the month following such Termination Date. If after eighteen months after the commencement of employment, 35% of the Executive’s Annual Base Salary as in effect immediately preceding Executive’s Termination Date, paid in in twelve (12) equal monthly installments for a period of twelve (12) months following Executive’s Termination Date, with the first such installment due on the first of the month following such Termination Date. Any payments made or owing pursuant to this Section 3(b) shall be considered Severance Payments.

(ii) Any and all Earned Commissions as of the Termination Date no later than fifteen (15) days after the Termination Date.

(iii) Any and all bonuses that are earned as of the Termination Date no later than fifteen (15) days after the Termination Date or such later date that the Company pays bonuses generally.

(c) Compensation Upon Change in Control that Results in Termination. In the event of a change in control or a sale of all or substantially all of the business of the Company resulting in the termination of Executive, the Company shall provide that the following be paid to the Executive after his Termination Date:

(i) Severance Payment. If during the first twelve months of employment, 10% of the Executive’s Annual Base Salary as in effect immediately preceding Executive’s Termination Date, paid in in twelve (12) equal monthly installments for a period of twelve (12) months following Executive’s Termination Date, with the first such installment due on the first of the month following such Termination Date. If between twelve and eighteen months after the commencement of employment, 20% of the Executive’s Annual Base Salary as in effect immediately preceding Executive’s Termination Date, paid in in twelve (12) equal monthly installments for a period of twelve (12) months following Executive’s Termination Date, with the first such installment due on the first of the month following such Termination Date. If after eighteen months after the commencement of employment, 35% of the Executive’s Annual Base Salary as in effect immediately preceding Executive’s Termination Date, paid in in twelve (12) equal monthly installments for a period of twelve (12) months following Executive’s Termination Date, with the first such installment due on the first of the month following such Termination Date. Any payments made or owing pursuant to this Section 3(b) shall be considered Severance Payments.

(ii) Any and all Earned Commissions as of the Termination Date no later than fifteen (15) days after the Termination Date.

(iii) Any and all bonuses that are earned as of the Termination Date no later than fifteen (15) days after the Termination Date or such later date that the Company pays bonuses generally.

(d) Release. It shall be a condition to Executive’s right to receive any payment to be made by the Company on account of termination of employment that Executive to execute a general release in the Company’s favor, in a form provided by the Company.

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SECTION 4. Termination of Employment on Account of Disability, Death, Cause, or Voluntarily Without Good Reason.

(a) Termination on Account of Disability. Notwithstanding anything in this Agreement to the contrary, if Executive’s employment terminates on account of Disability, resulting in the Executive’s inability to fulfill his duties for the Company with or without reasonable accommodation, Executive shall be entitled to receive his Annual Base Salary up to the date of Disability and for a period of six months minus any disability benefits under any disability program maintained by the Company that covers Executive.

(b) Termination on Account of Death. Notwithstanding anything in this Agreement to the contrary, if Executive’s employment terminates on account of death, Executive’s estate shall be entitled to receive the Annual Base Salary in effect at the time of his death up to the date of Executive’s death plus for a period of six months, minus any death benefits under any death benefit program maintained by the Company that covers Executive.

(c) Termination on Account of Cause. Notwithstanding anything in this Agreement to the contrary, if Executive’s employment is terminated by the Company on account of Cause, Executive shall be paid Annual Base Salary through the date of termination and accrued benefits and shall receive no other compensation or benefits pursuant to this Agreement, including but not limited to bonuses and commissions, whether or not earned prior to the date of termination.

(d) Termination on Account of Voluntary Resignation Without Good Reason. Notwithstanding anything in this Agreement to the contrary, if Executive’s employment terminates on account of a resignation by Executive for no reason or any reason other than on account of Good Reason, Executive shall be paid Annual Base Salary and accrued benefits through the date of termination, and shall receive no other compensation or benefits pursuant to this Agreement, including but not limited to bonuses and commissions, whether or not earned prior to the date of termination. Executive shall give no less than 60 days’ notice of any such resignation.

SECTION 5. Key Man Life & Disability Insurance. At any time during the Term of Employment, the Company shall have the right to insure the life of Executive and the potential disability of Executive for the sole benefit of the Company or any Affiliated Entity, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Executive shall have no interest in any such policy but agrees to reasonably cooperate with the Company in taking out such insurance by submitting to physical examinations, supplying all information reasonably required by the insurance company, and executing all necessary documents, provided that no financial obligation or liability is imposed on Executive by any such documents.

SECTION 6. Tax Matters.

(a) Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

(b) Parachute Excise Tax. In the event that any amounts payable under this Agreement or otherwise to Executive would (i) constitute “parachute payments” within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions and (ii) but for this Subsection (b) would be subject to the excise tax imposed by section 4999 of the Code or any comparable successor provisions (the “Excise Tax”), then such amounts payable to Executive hereunder shall be either:

(i) Provided to Executive in full; or

(ii) Provided to Executive to the maximum extent that would result in no portion of such benefits being subject to the Excise Tax;

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whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. For the avoidance of doubt, Executive shall not be entitled to any amounts that are reduced due to the application of this Section 6(b) and Company shall not be liable to Executive for any such reduced amounts.”

Unless the Company and Executive otherwise agree in writing, any determination required under this Subsection (b) shall be made in writing in good faith by a nationally recognized accounting firm (the “Accountants”). In the event of a reduction in benefits hereunder, the reduction of the total payments shall apply as follows, unless otherwise agreed in writing and provided such agreement is in compliance with section 409A of the Code: (i) any cash severance payments subject to section 409A of the Code due under this Agreement shall be reduced, with the last such payment due first forfeited and reduced, and sequentially thereafter working from the next last payment, (ii) any cash severance payments not subject to section 409A of the Code due under this Agreement shall be reduced, with the last such payment due first forfeited and reduced, and sequentially thereafter working from the next last payment; (iii) any acceleration of vesting of any equity subject to section 409A of the Code shall remain as originally scheduled to vest, with the tranche that would vest last (without any such acceleration) first remaining as originally scheduled to vest; and (iv) any acceleration of vesting of any equity not subject to section 409A of the Code shall remain as originally scheduled to vest, with the tranche that would vest last (without any such acceleration) first remaining as originally scheduled to vest. For purposes of making the calculations required by this Subsection (b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of the Code and other applicable legal authority. The Company and Executive shall furnish the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Subsection (b). The Company shall bear all costs that the Accountants may reasonably incur in connection with any calculations contemplated by this Subsection (b).

SECTION 7. Term of Agreement; Termination.

(a) This Agreement shall continue in full force and effect until the second year anniversary of the date hereof (the “Initial Term”), and shall automatically renew for additional one (1) year renewal periods (a “Renewal Term”, and collectively with the Initial Term, the “Term”) if Executive is employed by the Company on the last day of the Initial Term and on each Renewal Term; provided, however, that within the ninety (90) to one hundred twenty (120) day period prior to the expiration of the Initial Term or any Renewal Term, at its discretion, the Company may propose amendments to the Agreement as it deems appropriate, though any such amendments are, and will be, ineffective without Executive’s written agreement to them, and any such negotiation between the Company and Executive regarding such amendments shall be conducted bilaterally and in good faith; and provided further, that during the period within sixty (60) to ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, either party can notify the other that it elects to not have the Agreement automatically renew, in which case the Agreement shall expire at the end of the Initial Term, or the Renewal Term, as the case may be, and such expiration shall not be deemed a termination of employment under Section 3 or Section 4 of this Agreement.

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(b) The Executive may terminate this Agreement for “Good Reason”, as provided for in Section 3(a)(ii), subject to the rights of the Company set forth therein. The notice of termination shall set forth the last day of the Executive’s employment with the Company, the date of the termination of this Agreement, and the underlying facts and circumstances regarding such termination. The Executive may terminate this Agreement for any other reason or no reason, on sixty days written notice to the Company.

(c) During the Term, the Company may terminate this agreement (i) for Cause at any time by providing notice to the Executive setting forth the last day of the Executive's employment with the Company, the date of the termination of this Agreement and the underlying facts and circumstances regarding the termination for Cause (the "For Cause Termination Notice"), subject to any cure period provided for in the definition of Cause in Section 1 hereof (ii) for any other reason or no reason, upon 30 days written notice to the Executive, subject to the Severance Payments required under Section 3.

SECTION 8. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in at least the same manner and at least to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. This Agreement, the stock option contract and associated Plan referred to in Section 2(f), and any Company handbook and policies delivered to Executive constitute the entire agreement between the parties and supersede any prior oral or written understandings. In the event that any term of this Agreement conflicts with any provision of any Company handbook or policy, this Agreement shall govern.

(c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 8(a) and 8(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 8(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

SECTION 9. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

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SECTION 10. Section 409A of the Code.

(a) Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. Any amount payable under this Agreement that constitutes deferred compensation subject to section 409A of the Code shall be paid at the time provided under this Agreement or such other time as permitted under section 409A of the Code. No interest will be payable with respect to any amount paid within a time period permitted by, or delayed because of, section 409A of the Code. All payments to be made upon a termination of employment under this Agreement that are deferred compensation may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(b) Payment Delay. To the maximum extent permitted under section 409A of the Code, the severance benefits payable under this Agreement are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any amount payable to Executive during the six (6) month period following Executive’s Termination Date that does not qualify within either of the foregoing exceptions and constitutes deferred compensation subject to the requirements of section 409A of the Code, then such amount shall hereinafter be referred to as the “Excess Amount.” If at the time of Executive’s separation from service, the Company’s (or any entity required to be aggregated with the Company under section 409A of the Code) stock is publicly-traded on an established securities market or otherwise and Executive is a “specified employee” (as defined in section 409A of the Code and determined in the sole discretion of the Company (or any successor thereto) in accordance with the Company’s (or any successor thereto) “specified employee” determination policy), then the Company shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6) month period following Executive’s Termination Date with the Company (or any successor thereto) for six (6) months following Executive’s Termination Date with the Company (or any successor thereto). The delayed Excess Amount shall be paid in a lump sum to Executive within ten (10) days following the date that is six (6) months following Executive’s Termination Date with the Company (or any successor thereto). If Executive dies during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of section 409A of the Code, such Excess Amount shall be paid to the personal representative of Executive’s estate within sixty (60) days after Executive’s death.

(c) Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Any tax gross up payments to be made hereunder shall be made not later than the end of Executive’s taxable year next following Executive’s taxable year in which the related taxes are remitted to the taxing authority.

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SECTION 11. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Florida, without giving effect to the principles of conflict of laws of such State. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Los Angeles, CA before a single arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

SECTION 12. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

SECTION 13. Restrictive Covenants.

13.1 Confidential Information. Executive recognizes and acknowledges that:

(a) The Company and the Affiliated Entities are engaged in advertising & marketing across all verticals and areas of service, including influencer marketing, experiential marketing, digital marketing and advertising, branding and design, video & content production, and public relations (the “Company Services”);

(b) Company Services have involved, and continue to involve, the use of skilled experts and the expenditure of substantial amounts of time and money. As a result of such investments of money, skill, and time, the Company and Affiliated Entities have developed certain confidential information that is applicable to the Company’s and/or Affiliated Entities’ business and give the Company and Affiliated Entities significant advantages over its competitors.

(c) As an Executive of the Company, Executive will have frequent, direct and indirect, contact with customers and will be presented with and have access to, and participate in the development of, Confidential Information. “Confidential Information” shall mean any and all technical and non-technical information including, without limitation, patent, copyright, trade secret and proprietary information, techniques, designs, sketches, drawings, models, methods, systems, prototypes, inventions, know-how, processes, formulae, apparatus, equipment, and other materials related to the current, future, and proposed products, services of the Company and/or Affiliated Entities and includes, without limitation, information concerning research, experimental work, development, design details and specifications, operational data, engineering, financial information, procurement requirements, contracts, costs, expenses, purchasing, manufacturing, customer lists, business forecasts, projects, proposals, and sales and marketing plans. “Confidential Information” also includes proprietary or confidential information of any third-party who may disclose such information to the Company or any Affiliated Entity in the course of such third-party’s business and pursuant to agreements with the Company or Affiliated Entity to maintain the confidentiality of that information.

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(d) Confidential Information does not, however, include information to the extent that Executive can establish that it:

(i)	was publicly known and made generally available in the public domain prior to the time of disclosure to Executive by the Company or Affiliated Entity;

(ii)	becomes publicly known and made generally available in the public domain after disclosure to Executive by the Company or Affiliated Entity through no action or inaction of Executive;

(iii)

is already in the possession of Executive, without confidentiality restrictions, at the time of disclosure by the Company or Affiliated Entity as shown by Executive’s files and records immediately prior to the time of disclosure;

(iv)	is obtained by Executive from a third party without a breach of a party’s obligations of confidentiality to the Company or Affiliated Entity; or

(v)

is required by law to be disclosed by Executive, provided that Executive gives the Company prompt written notice of such requirement prior to such disclosure so that the Company or Affiliated Entity may reasonably have time to seek a protective order or other appropriate relief.

Notwithstanding the exceptions set forth in this Section 13.1(d), abstracts and any other professional documents under consideration or review for publication in trade or other journals or publications or at conferences (“Preprints”) which contain Confidential Information shall not be deemed to be in the public domain until actual publication.

13.2 Nondisclosure, Noncompetition and Nonsolicitation. For the reasons recited above, Executive covenants and agrees that:

(a) Executive will not, except as otherwise expressly directed by the Company:

(i)	during the Term, use or disclose, or permit any unauthorized person access to, any Confidential Information of the Company or Affiliated Entity; or

(ii)

after the termination of this Agreement or Executive’s employment, use or disclose, or permit any unauthorized person access to, any Confidential Information belonging to the Company or Affiliated Entity, of which Executive acquired knowledge during and on account of Executive’s relationship with the Company or Affiliated Entity.

(b) Upon request of the Company upon the termination of employment with the Company, Executive will deliver to the Company all data, memoranda, notes, records, drawings, manuals, computer disks, or other documents, and all copies thereof, including copies on tapes, computerized or digitized copies or copies on computer hard drives, that contains or embodies Confidential Information that is in the possession of Executive, whether made or compiled by Executive or furnished to Executive by the Company or any Affiliated Entity.

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(c) Executive acknowledges that he performs services of a unique nature for the Company that are irreplaceable, and that his performance of such services to a competing business will result in irreparable harm to the Company and Affiliated Entities. Accordingly, during the Term, and at the Company’s option, for the two (2) year period after termination or expiration of employment, for such period the Company may elect up to the 2 year maximum, the Executive shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, competitive to the Company Services in any locale of any country in which the Company or any Affiliated Entity conducts business (the “Non-Compete Covenant”). As part of this Non-Compete Covenant, Executive may not solicit any customers of the Company or any Affiliated Entity to do business with Executive or any concern he is employed by or associated with to the extent of providing services similar to or competitive with the Company Services, or to reduce the amount of business they do with the Company or Affiliated Entity. The Company agrees that for any period after the Term during which it chooses to enforce the Non-Compete Covenant, it shall (i) pay Executive monthly an amount equal to (A) the total Annual Base Salary Executive was paid in the twelve (12) months prior to the termination or expiration of this Agreement, divided by (B) twelve (12), and then multiplied by the number of months the Company elects to enforce this Non-Compete Covenant after the Term and (ii) continue to provide Executive with health benefits. This Section shall not prevent Executive from (i) owning not more than one percent (1%) of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business, (ii) rendering services to charitable organizations, as such term is defined in Section 501(c) of the Internal Revenue Code of 1986, as amended; or (iii) performing such other industry-related activities that do not interfere with Executive’s ability to perform his duties hereunder. Nothing contained herein shall prevent Executive from engaging in any activity that is not competitive with the Company Services during or after the Term hereof. Furthermore, in the event that Executive materially breaches any of his obligations under Section 13.2 (c), Executive shall not be entitled to any payment under this Section 13.2(c) or any Severance Payment from and after such non-compliance. For avoidance of doubt, under no circumstance shall the Executive be entitled to both Severance Payments and payments under this Section 13.2(c) for the same time period.

(d) During the Term and for a period of two (2) years after termination or expiration of this Agreement, Executive will not recruit or hire, or attempt to recruit or hire, directly or by assisting others, any then employed employee of the Company or any Affiliated Entity.

(e) During the Term after the termination or expiration of this Agreement, whether such termination or expiration is at the instance of the Company or Executive, Executive will not directly or indirectly, orally or in writing, disparage the Company or any Affiliated Entity, its products or executives in any way.

13.3 Intellectual Property.

(a) If Executive, on his own or in collaboration with others, creates, invents, designs, develops, contributes to or improves any Works at any time during Executive’s employment by the Company, during the Initial Term, or any Renewal Term, and that are within Executive’s express duties under this Agreement, or relate to Company Services, or for the Company’s or any Affiliated Entity’s conduct of its business or with the use of any of the Company’s or any Affiliated Entity’s resources (“Company Works”), then Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company or its designated Affiliated Entity to the extent ownership of any such rights does not vest originally in the Company or Affiliated Entity.

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(b) Executive acknowledges that documents or materials which are made, conceived or modified jointly or solely by Executive and which result from his duties hereunder or with the use of Company or Affiliated Entity property, shall be considered “Works for Hire” under the copyright laws of the United States; and moreover, that all right, title and interest therein, including all rights of copyright, patent or otherwise, and any droit moral or similar rights, in the United States and in all foreign countries, in any form or medium and in all fields of use now known or hereafter existing, shall belong exclusively to the Company or Affiliated Entity and are hereby irrevocably assigned by Executive to the Company or Affiliated entity it designates. All such Company Works and/or Works for Hire shall be the exclusive property of Company or designated Affiliated Entity or its or their respective assignee.

(c) Executive agrees to keep and maintain adequate and current written records of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company or its designated Affiliated Entity at all times.

(d) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company or Affiliated Entity in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s or Affiliated Entity’s rights in the Company Works. If the Company is unable for any reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and on Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(e) Notwithstanding any other provision herein, the Company shall not be entitled to any interest in any intellectual property that Executive develops outside of Executive’s express duties hereunder without the use of the Company’s resources or as part of any consulting jobs Executive performs for third parties that do not relate to the Company’s or any Affiliated Entity’s business or Company Services and do not violate the Executive’s commitment to devote substantially full time commercial efforts to the Company.

(f) The provisions of this Section 13.3 shall survive the termination or expiration of Executive’s employment for any reason.

•	Notice Concerning Immunity from Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing.

•	The Defend Trade Secrets Act of 2016 provides that: (1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret under the Act that: (A) is made – (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

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SECTION 14. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.

SECTION 15. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

SECTION 16. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

SECTION 17. No Duplication of Benefits. The benefits provided to Executive in this Agreement shall offset, to avoid duplication, substantially similar benefits (if any) provided to Executive pursuant to another Company policy, plan or agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

ONAR, LLC

By:	/s/ Claude Zdanow
Name:	Claude Zdanow
Title:	CEO

PATRICIA KAELIN

By:	/s/ Patricia Kaelin
11 / 15 / 2024

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